The Victory Institutional Funds

VICTORY CAPITAL ADVISERS, INC., Distributor



Distribution/Service Fee Agreement

[Dealer name]



This Fee Agreement ("Agreement") confirms our understanding and agreement with respect to payments to be made to you pursuant to any 12b-1 Plan or non-12b-1 Plan (each, a "Plan" and together, the "Plans") in accordance with the Dealer Agreement between you and us (the "Dealer Agreement"), which entitles you to serve as a selected dealer of certain Funds for which we serve as Distributor. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

1. From time to time during the term of this Agreement, we may make payments to you pursuant to the Plans. You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund's transfer agent. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. The Fund or us, as Distributor, each reserves the right, without prior notice, to suspend or eliminate payments under the Plans or other dealer compensation to you by amendment, sticker or supplement to the then-current Prospectus of the Fund.

2. Any such fee payments shall reflect the amounts described in a Fund's Prospectus, but in any event shall not exceed the amounts permitted by the applicable Plan. Payments will be based on the dollar amount of Fund Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the customer's dealer of record or is agreed to by us and the dealer of record. No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase. You represent that you are eligible to receive any such payments made to you under the Plans.

3. You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the NASD. You represent, warrant and covenant that the receipt by you of any payment made pursuant to this Agreement is not a violation of any applicable laws, rules or regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. You agree to indemnify and hold harmless us, each Fund, and our own and each Fund's directors, trustees, officers and employees (the "Indemnified Parties") from and against any and all costs, losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, that may arise or be incurred by the Indemnified Parties, arising from or attributable to any breach of the foregoing representation,




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warranty and covenant.  Each receipt by you of such a payment shall be deemed to be a reaffirmation by you of such representation, warranty and covenant.

4. At the end of each month (or quarterly, upon request), you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. We shall provide quarterly reports to the Funds' Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5. Unless sooner terminated, this Agreement shall continue automatically for successive annual periods, provided its continuation is specifically approved at least annually in the manner described in Item 8 below. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days' prior written notice to the other party. In addition, this Agreement may be terminated by a vote of a majority of the Independent Trustees of the Company as defined in Item 8 below or by a vote of a majority of the outstanding voting securities of the Company (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")). In addition, this Agreement will be terminated automatically with respect to any Fund (i) in the event it is assigned by you or (ii) upon a termination of the relevant Plan or the Dealer Agreement, if a Fund closes to new investments, or if our Distribution Agreement with respect to any Fund terminates.

6. This Agreement may be amended by us from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered from time to time with the NASD. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Your objection must be in writing and be received by us within such fifteen days. You understand and agree that any Plan may be amended or terminated by the Board at any time without your consent and that we may amend this Agreement accordingly to reflect the same and you will be deemed to agree to such amendment by your acceptance of any further payment we make to you pursuant to the Plan.

7. This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

8. This Agreement has been approved by vote of a majority of (i) the Company's Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

9. All notices and other communications shall be given as provided in the Dealer Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.


VICTORY CAPITAL ADVISERS, INC.

         By:________________________________________________

         Insert Name: _______________________________________

         Title: _____________________________________________

Agreed to and accepted:

________________________________  [Dealer]



By:__________________________________________________

Insert Name: ________________________________________

Title: ______________________________________________

Date: _______________________________________________